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                                                                   Exhibit 10.12

                                                    August 28, 2001


Mr. Gerald A. Blitstein
411 North Rose Lane
Haverford, Pennsylvania 19041



Dear Mr. Blitstein:

This letter agreement sets forth the terms of an agreement between you and Safeguard Scientifics, Inc. ("Safeguard") as a result of your resignation as an executive officer of the Company. Safeguard has agreed to provide you with the benefits set forth in this letter on the terms and conditions described herein.

     - On the first business day which is at least eight days after the date upon which you have signed and returned to Safeguard the Release, described below, you will be paid an aggregate amount of $1,308,500, of which $308,500 will be paid to you and $1 Million will be deposited in a rabbi trust having distribution terms and a trustee acceptable to you which satisfies the provision of the Internal Revenue Code related to "rabbi trusts", payable in the amounts and on the dates set forth below:

     - You will become vested in all stock options granted to you as set forth on the attached schedule and may exercise those stock options during the 36-month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration).

     - Vesting of your interest in the various LTIPs in which you participate will cease on the date hereof and you will receive benefits under the various LTIP's in accordance with the terms and conditions of such plans; provided, however that if SOTAS, Inc. is disposed of before year-end, your LTIP interest with respect to the Sotas, Inc. disposition will be deemed to be 100% accelerated.

     - You will receive reimbursement of reasonable relocation expenses (together with reimbursement of loss and expenses, if any, on the sale of your Philadelphia residence) if you choose to irrevocably list for sale your residence at the address below to relocate to New York.

     - You will continue to be provided to the benefits set forth in the letter, dated March 6, 2001 from the Chief Executive Officer of Safeguard on behalf of Safeguard to you with respect to reimbursement for losses and
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         expenses for 411 North Rose Lane, Haverford, Pennsylvania (the
         "Residence"), subject to the following modifications to which you agree: (i) the letter shall only apply if the Residence is irrevocably listed for sale on or before December 31, 2002; (ii) Safeguard may direct and prosecute the sales process provided it uses a licensed real estate broker agreed to by you and Safeguard (or if the parties are unable to reach such agreement, chosen by Safeguard with your approval which shall not be unreasonably withheld) to market the property; and
         (iii) in determining any loss or expense on the Residence, no more than $50,000 of capital improvements made by you shall be included in determining your basis in the Residence. You will receive all amounts due under this paragraph within 5 days after the closing of the sale of the Residence and delivery of reasonable documentation supporting the reimbursement amount or if earlier, on the 90th day following such listing for sale of the Residence.

     - You will receive up to 18-month's continued coverage under Safeguard's medical and health plans and life insurance plans (including the Executive Medical Plan); coverage will end if you obtain coverage from a subsequent employer.

     - You will be reimbursed promptly for all your documented reasonable and necessary business expenses incurred on behalf of Safeguard prior to your termination date.

     - If you elect to rollover your 401(k) or pension plan into another plan or an IRA, you should consult with our Vice-President - Taxes on the tax efficient handling of Safeguard shares held in your 401(k) and pension plan.

     - You will be able to keep your computer, dockstation, and Palm Pilot. You will be able to use your e-mail address, phone number, voicemail and Help Desk services until the 180th day after the date of this letter.

     - You will be paid for 14 accrued vacation days, which constitutes all back vacation days not taken by you, payable on or before the next pay period following your termination date.

         Pursuant to a Consulting Services Agreement, of even date herewith ("the Agreement") between Safeguard and GB Inc., GB Inc. will provide consulting services to Safeguard for a period of up to six months for a base amount of $41,667 per month.

         All obligations of Safeguard under this letter agreement and the Agreement will become effective only on the first business day which is eight days after the date upon which you have signed and returned to Safeguard the release in the form attached to this letter.
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         All payments will be made to you within five business days of the date on which they become due or, in the case of payments payable on notice from you, within five business days of such notice.

         You hereby resign immediately from your office as Executive Vice President and Chief Financial Officer of Safeguard and from all other offices or directorships which you hold for Safeguard or any Safeguard direct or indirect subsidiary or partner company. You acknowledge that your authority to sign or act on behalf of Safeguard Scientifics, Inc. or its affiliates is hereby revoked except as expressly authorized in writing by the Acting Chief Executive Officer.

         The agreement will inure to the benefit of your personal representatives, executors, and heirs. In the event you die while any amount payable under this agreement remains unpaid, all such amounts will be paid in accordance with the terms and conditions of this letter.

         No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chief Executive Officer of Safeguard or another duly authorized officer of Safeguard.

         You acknowledge that the arrangements described in this letter will be the only obligations of Safeguard or its affiliates in connection with the termination of your employment relationship with Safeguard. This letter does not terminate, alter, or affect your rights under any plan or program of Safeguard in which you may participate, except as explicitly set forth herein. Your participation in such plans or programs will be governed by the terms of such plans and programs.

         This agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state.

         Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

         The obligations of Safeguard set forth in this letter are absolute and unconditional and will not be subject to any right of set-off, counterclaim, recoupment, defense, or other right which Safeguard may have against you, subject to, in the event of your termination of employment, your execution of the relevant release of claims against Safeguard in the form attached to this letter.
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         Safeguard may withhold applicable taxes and other legally required deductions from all payments to be made hereunder.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement on this subject.

                                         Sincerely,


                                         /s/ N. Jeffrey Klauder
                                         -----------------------------------
                                         Safeguard Scientifics, Inc.
                                         By: N. Jeffrey Klauder
                                         Title: Executive Vice President
                                         and General Counsel


I agree to the terms and conditions of this letter:


/s/ Gerald A. Blitstein
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Gerald A. Blitstein